Exhibit 24.1

POWER OF ATTORNEY

Each of the undersigned directors and officers of Invitel Holdings A/S, a Danish corporation (the “Company”), hereby appoints Peter T. Noone and Szabolcs Gall and each of them acting singly the true and lawful agents and attorneys of the undersigned, with full power of substitution, to do all things and to execute all instruments which any of them may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the deregistration of all ordinary shares, shares of common stock and other equity securities registered and unsold pursuant to Registration Statement No. 333-29885, Registration Statement No. 333-81813, Registration Statement No. 333-54688, Registration Statement No. 333-115871, and Registration Statement No. 333-157907; this authorization to include the authority to sign the name of each of the undersigned in the capacities indicated below to the said proposed Registration Statements and to any amendments to said Registration Statements.

IN WITNESS WHEREOF, each of the undersigned has executed a copy of this Power of Attorney as of December 18, 2009.

/s/ Martin Lea	/s/ Nikolaus Bethlen
Martin Lea	Nikolaus Bethlen
President and Chief Executive Officer (Principal Executive Officer)	Director

/s/ Robert Bowker	/s/ Craig Butcher
Robert Bowker	Craig Butcher
Chief Financial Officer	Director
(Principal Financial and Accounting Officer)

/s/ Ole Steen Andersen	/s/ Peter Feiner
Ole Steen Anderson	Peter Feiner
Director	Director

/s/ Thierry Baudon	/s/ Michael Krammer
Thierry Baudon	Michael Krammer
Director	Director

/s/ Jens Due Olsen
Jens Due Olsen
Director